Issuer Free Writing Prospectus Dated February 19, 2016

Filed Pursuant to Rule 433

Registration No. 333-208704

Unique Insight, Better Outcomes February 2016 NASDAQ: CBMX www.combimatrix.com

This presentation, the accompanying prospectus, and the information incorporated by reference herein or therein, contain forward-looking statements, within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, assumptions underlying such plans and objectives, projected results of operations, capital expenditures, earnings, management’s future strategic plans, development of new technologies and services, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market size, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. All statements, other than statements of historical fact, are forward looking statements. Such statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘predicts,’’ ‘‘potential,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘should,’’ ‘‘would,’’ ‘‘could,’’ ‘‘may,’’ ‘‘will’’, ‘‘ongoing,’’ ‘‘more likely to,’’ ‘‘with a view to,’’ ‘‘continue,’’ ‘‘focus,’’ ‘‘more likely to,’’ ‘‘with a view to,’’ ‘‘our future success depends,’’ ‘‘seek to continue,’’ or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks, uncertainties and assumptions that are difficult to predict and that could cause our actual results to differ materially and adversely from those described in the forward-looking statements as a result of various factors. Such factors include, but are not limited to the following: our ability to continue as a going concern; our ability to maintain compliance with NASDAQ’s continued listing requirements; our ability to obtain additional financing for working capital on acceptable terms and in a timely manner; our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing; market acceptance of chromosomal microarray analysis, or CMA, as a preferred method over karyotyping; the rate of transition to CMA from karyotyping; changes in consumer demand; our ability to attract and retain a qualified sales force and key technical personnel; our ability to successfully develop and introduce new technologies and services; rapid technological change in our markets; supply availability; our ability to bill and obtain reimbursement for highly specialized tests; the rate of growth of the in vitro fertilization, or IVF, diagnostic testing market; our ability to comply with regulations to which our business is subject, including changes in coding and reimbursement methods; legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate; our limited market capitalization; future economic conditions; other circumstances affecting anticipated revenues and costs; and those additional factors discussed elsewhere in the accompanying prospectus and in our periodic and current reports filed with the Securities and Exchange Commission, including under the section ‘‘Risk Factors’’ in Part I, Item IA of our most recent Annual Report on Form 10-K. These forward looking statements speak only as of the date of this presentation and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law. Cautionary Note Regarding Forward Looking Statements

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein. We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated February 19, 2016 (the “Prospectus”), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Ave, 11th Floor, New York, NY 10022 or by email at prospectus@ladenburg.com. Statement about Free Writing Prospectus

Issuer: CombiMatrix Corporation Exchange: NASDAQ:CBMX Offering Size: $8.4 million Use of Proceeds: R&D Working Capital Sales & Marketing Repurchase of Series E Convertible Preferred Stock Bookrunners: Ladenburg Thalmann & Co. Inc. (Sole Bookrunning Manager) Aegis Capital Corp. (Lead Manager) Transaction Overview

Investment Highlights Executing on Commercial Plan Direct sales channel - specialists in the markets Consistent expansion of customer base Increase in reach & frequency of calls through partners Leverage same physician call points for multiple tests – to drive more revenue per doctor Proven reimbursement strategy; evidence-based Strong Operational and Financial Performance Continued growth in billable customers and test volumes High cash reimbursement collection rate Growing In Vitro Fertilization (IVF) Diagnostics Market Strong demand in IVF space across several product lines to include Miscarriage Analysis test, PGS and karyotyping Benefits of aneuploidy testing are driving increased demand Value-Added Service Model Rapid turnaround and meaningful results delivered High-touch services and counseling Experienced Team Solid track-record of successful execution in prior executive roles

Company Overview and Case Study Experienced Management Team Recent Highlights of Business Execution Growth of Reproductive Health Microarray Business

Company Overview

CombiMatrix offers DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methods.

- **Specialize in pre-implantation genetic screening, miscarriage analysis, prenatal diagnosis and pediatric development disorders.**
  - 2015 Sales: $10.088 Million.
  - 21 Third-Party payor contracts signed – covering 177 million lives
  - 22 State Medicaid contracts signed – covering 28 million lives

Present CBMX
Established Player in Pre/Postnatal Dx Market

- More late-in-life pregnancies creating demand
- Clinical data and industry association support
- Women want more information and will pay for it

Growth Opportunity
Emerging player in burgeoning IVF Dx market

- 174,000 IVF cycles according to 2012 SART
  - 25% estimated to have PGS testing
- Believe utilization will increase by 80% by 2018:
  - Potential ASRM recommendation, insurance coverage that supports PGS testing
- Believe market potential could >$200M by 2018[1]
  - Increased IVF cycles and PGS demand



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(1) Size of the market are CBMX estimates

CombiMatrix

Case Study: 41 year old female presented for prenatal care at 11 weeks of gestation Nuchal thickness is within normal range Risk of a chromosomal abnormality based on maternal age is 1 in 53 Patient choose non-invasive prenatal screening (NIPS) over invasive testing (CVS, Amniocentesis) Results indicated a high likelihood of trisomy 18 Babies with trisomy 18 typically have multiple congenital abnormalities and severe intellectual disabilities; most die in utero or shortly after birth from these anomalies NIPS Choroid plexus cysts (CPC) and no other abnormalities CPCs can be seen more often in babies with a trisomy, but are also commonly identified in chromosomally normal babies Fetal Ultrasound Being too late in gestation for CVS, the patient waited 3 more weeks for amniocentesis Patient scheduled termination of pregnancy Amnio- centesis No evidence of aneuploidies involving 13, 18, 21, X or Y Amnio- centesis: CombiFISH Normal male profile Patient received results 2 days before scheduled pregnancy termination Amnio- centesis: Microarray Delivery of healthy infant Cord blood demonstrated a normal karyotype Cord blood: Microarray Case Study

Microarray Testing vs. Karyotyping

The American Congress of Obstetricians and Gynecologists recommends:[1]

- Microarray as first-tier test for stillbirths and diagnostic procedures
- All positive NIPS reflexed to invasive procedure
  - High false positivity rate with NIPS[2]
  - Array is best diagnostic test for invasive procedures[3]
  - 5% positive call rate on a rapidly expanding NIPS market

High-touch service model is critical for complicated cases

- Physicians require information to assist with family-planning decision making
- Patients require fast turnaround time to reduce anxiety


The NEW ENGLAND JOURNAL of MEDICINE

DECEMBER 6, 2012

Karyotype versus Microarray Testing for Genetic Abnormalities after Stillbirth


The NEW ENGLAND JOURNAL of MEDICINE

DECEMBER 6, 2012

Chromosomal Microarray versus Karyotyping for Prenatal Diagnosis

[1] *Obstet. Gynecol.*, 122: 1374-1377, 2013
[2] B.J. Evans, Ph.D., J.D., *Gen. in Med.*, 15: 915-920, 2013
[3] R.J. Wapner, M.D., et al., NEJM, 367: 2175-2184, 2012

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CombiMatrix

Power of Microarray for Miscarriage / IUFD Analysis

Miscarriage at 10 weeks of gestation
- 31 year-old G2P0 presents at ER with vaginal bleeding
- ER sends tissue to pathology; path tech puts tissue in formalin

Cause of miscarriage identified
- Results show a 12.6 Mb loss of 1p36.22 and a 1.1 Mb gain of 2q37.3
- *Suggests unbalanced translocation – recommend parental studies*

New pregnancy
- Patient is counseled regarding risks
- Prenatal diagnosis by CVS or by amniocentesis is offered

POC Testing Ordered → Abnormal Fetal Microarray → Parental Testing → Parental Microarray & cFISH

Karyotype not possible →microarray!
- OB notified, requests karyotype
- Cannot perform karyotype on formalin-fixed tissue
- Pathologist suggests microarray

Patient carries a balanced translocation
- Karyotypes done on both parents
- Patient has the balanced form of the baby's rearrangement
- Increased risk for miscarriage and/or fetal anomalies in future pregnancies

Fetus has balanced translocation
- Normal microarray; cFISH identifies the same translocation seen in mom
- *Normal ultrasound at 19 weeks plus these results are very reassuring*

12.6 Mb LOSS of 1p36.22 *1.1 Mb GAIN of 2q37.3*



Microarray testing of the miscarriage enabled:
1) Identification of the cause of the miscarriage
2) Specific counseling regarding recurrence risks for future pregnancies
3) Accurate prenatal diagnosis and reassurance in subsequent pregnancy

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CombiMatrix

High-Tech, High-Touch Business Model Sample Overnighted to CombiMatrix Sample Analyzed & Report Generated Medical Team Support for Abnormal Results Physician Makes Treatment Decisions Based on Test Results Initial Physician Consultation Testing Ordered & Sample Collected

Network Commerce, Inc. Scott Burell – CFO, Secretary and Treasurer Kim Leroux – VP, Reimbursement and Billing Trilohchan Sahoo, M.D., F.A.C.M.G. – VP, Clinical Affairs Mark McDonough – CEO & President Karine Hovanes, Ph.D. – VP, Scientific Advancement Karen Warner, RN, BSN – VP, Payer Relations Experienced Management Team

Delivered new products to market (three new products) Increased the number of covered lives (40%) Contributed to changes in Medical policy that support our tests through Payer interaction Drove scientific advancement through platform presentations at national meetings and publications in peer reviewed literature Consistently growing reproductive health testing volumes Collected cash at a record pace Reduced cash burn $3M year over year Highlights of Business Execution – last 12 Months

Microarray Business Outpacing Overall Revenue 25% YOY revenue growth Microarray Business YOY growth of 33% 26.3% Growth 25.4% Growth 42.8% Growth 33.1% Growth CBMX Revenue in Millions USD (2013 – 2015) CBMX Reproductive Health Microarray Revenue in Millions USD (2013 – 2015) $6.367 $8.042 $10.088 $5.000 $6.000 $7.000 $8.000 $9.000 $10.000 $11.000 2013 2014 2015 $3.550 $5.071 $6.748 $3.000 $4.000 $5.000 $6.000 $7.000 $8.000 2013 2014 2015

Volume Revenue ($MM) Growing Reproductive Health Microarray Business 138% increase 197% increase Microarray Business growing - key business opportunity for CBMX. $0.8 $1.9 $0.5 $0.9 $1.3 $1.7 $2.1 Q1'13 Q4'15 461 1,369 0 300 600 900 1,200 1,500 Q1'13 Q4'15

Prenatal and Genetic Testing Market Pre-Implantation Genetic Screening Miscarriage Analysis Testing Prenatal Diagnostic Testing Postnatal Diagnostic Testing

Prenatal and Newborn Genetic Testing Market ($Bn)(1) Prenatal and Newborn Genetic Testing Market The global market for prenatal and newborn genetic testing is estimated to be valued at $8.4 billion by 2019 (a +600% increase vs. 2012 of $1.1 billion).(1) The Northwestern Medical Faculty foundation states that nearly 85% of pregnant women are advised to undergo screening. (1) Transparency Market Research: “Global Market for Prenatal and Newborn Genetic Testing to Be Worth USD 8.37 Billion by 2019” We believe increased awareness among pregnant women is fueling the demand for genetic testing. $1.1 $8.4 $- $2.0 $4.0 $6.0 $8.0 $10.0 2012 2019

U.S. Market Opportunity – Reproductive Health

CBMX estimates the total diagnostic market to be valued at ~$575 million[1] per year.

U.S. Market Opportunity ($M)



Prenatal
$100M(1)
Postnatal
$100M(1)
Pre-Implant Testing
$75M(1)
Miscarriage / IUFD
Analysis
$300M(1)

(1) Size of the market are CBMX estimates

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CombiMatrix

Pre-Implantation Genetic Screening - $75M Market(1) Customers Medical Benefits Reproductive Endocrinologists IVF Centers Embryologists High-resolution screening for aneuploidy in in-vitro fertilization (IVF) derived embryos prior to implantation. Avoid multiple embryo implantations; decreased multiple rate*. Increased implantation rates; decreased miscarriage rates Commercial strategy to develop the market Direct sales organization-Specialty IVF reps and territory based sales coverage All cash pay business-minimal reimbursement risk Competitive Advantages Leading expertise in microarray 24-hour turnaround time Ready access to medical staff to include Genetic Counseling support Size of the market are CBMX estimates * Hodes-Wertz, et al. Fertil Steril 2012;98(3):675-680; Yang, et al. Molecular Cytogenetics 2012;5(24):1-8

Rate of Pregnancy with PGS We believe the pre-implantation genetic screening (PGS) market is experiencing growth as the procedure can help increase the effectiveness of IVF (in-vitro fertilization) treatments. Pre-Implantation Genetic Screening - $75M Market(1) Harton GL, Munné S, Surrey M, Grifo J, et al. Diminished effect of maternal age on implantation after preimplantation genetic diagnosis with array comparative genomic hybridization. Fertil Steril. 2013;100(6):1695–1703 >190,000 ART (assisted reproductive technology) cycles in 2013(2) ~$12,400 / cycle (multiple cycles often required to achieve a successful pregnancy)(3) >460 ART specific fertility clinics(4) ART services market estimated to be $1.7 – $2.5 billion(4) U.S. Infertility Market Size of the market are CBMX estimates Center for Disease Control and Prevention: “ART Success Rate”; 2013 ART Fertility Success Rates www.resolve.org; “The Costs of Infertility Treatment”; American Society of Reproductive Medicine (ASRM) Harris Williams & Co.; “Fertility Market Overview”; May 2015 69.1% 41.7% 0.0% 20.0% 40.0% 60.0% 80.0% With PGS Without PGS

Customers Medical Benefits MFMs OB/GYNs Pathologists Reproductive Endocrinologists Provides high-resolution diagnosis of genetic disorders that account for 50% of miscarriages before 20 weeks gestation Avoids costly evaluations if chromosomal etiology uncovered, saving >$3,000 per patient* Allows informed decisions on future pregnancies Commercial strategy to develop the market Direct sales organization and channel partnerships Competitive Advantages Leading expertise in the ability to analyze FFPE samples Expertise in interpretation, more than 8,000 cases resulted High-yield success rates: 91% for fresh and 86% for FFPE(2) Miscarriage / IUFD Analysis Testing - $300M Market(1) Size of the market are CBMX estimates Sahoo et al., Manuscript under review (2016). * Foyouzi, et al. Fertil Steril 2012;98:151-155; Bernardi, et al. Fertil Steril 2012;98:156-161

Prenatal Diagnostic Testing - $100M Market(1) Customers Medical Benefits Maternal Fetal Medicine specialists (MFMs) OB/GYNs Genetic Counselors Provides high-resolution diagnosis of cytogenetic disorders Allows parents to make informed decisions Widespread support for microarray technology from published studies and ACOG Comprehensive reflex to confirm NIPS results Commercial strategy to develop the market Direct sales organization and channel partnerships Competitive Advantages A leader in microarray analysis of amniotic fluid and CVS 7-day turnaround time Unique counseling and physician summary reports Size of the market are CBMX estimates

Postnatal Diagnostic Testing - $100M Market(1)

Customers

- Pediatric Neurologists
- Clinical Geneticists
- Behavioral Pediatricians
- Children's Hospitals





Medical Benefits

- American College of Medical Genetics[1], American Academy of Pediatrics[2], American Academy of Neurology[3] recommend testing for one or more:
  - Developmental delays or intellectual disability
  - Birth defects
  - Unusual physical features
  - Autism spectrum disorders

Commercial strategy to develop the market

- Direct sales organization

Competitive Advantages

- Leading expertise and well-published in postnatal microarray
- 8-day turnaround time
- Testing with blood or buccal cheek swab allows for ease of use

(1) Size of the market are CBMX estimates
(2) Manning M and Hudgins L. Genet Med. 2010; 12(11):742-745.
(3) Michelson DJ, et al. Neurology. 2011 Oct 25;77(17):1629-35.
(4) Ellison JW, et al. Pediatrics. 2012;130e:e1085-e1095

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CombiMatrix

Sales Channel and Territories Reimbursement Strategy

CombiMatrix Sales Channel & Territories

- **Core Market Sales (Miscarriage Analysis, Prenatal, IVF, and Postnatal)**
  - 11 metro area territory managers and one National Account Manager
- **Fertility Market Sales (IVF)**
  - New team: 2 IVF specialists hired in Q4-2015; full-time embryologist hired in Q1-2015



AK
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PA
NY
VT
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RI
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CO
CA
KS
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NC
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OK
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NM
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AL
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CombiMatrix

Expertise and Talent Lale White, Board member - CEO of Xifin (Billing Software) Kim Leroux, VP of Billing - President Elect of CCLA Karen Warner, VP of Payer Relations - invited Speaker and Panelist at multiple diagnostic reimbursement conferences Strategy Thought leader involvement Persistence and interaction with Payers Patient advocacy Pricing integrity Reimbursement Strategy = High Collection Rates

CBMX Cash to Revenue Ratio CBMX has achieved reimbursements of over 93% on submitted claims to insurers. CBMX continues to show data showing that microarray test is clinically viable and medically necessary Presented data in January 2016 on over 8,000 miscarriage cases highlighting the efficacy of the microarray test Secured contract with BCBS of AL in January 2016 Announced recent revisions in medical policies to include reimbursement for Miscarriage Analysis by two health plans in the Blue Cross Blue Shield (BCBS) system Reimbursement Results 92% 93% 91% 92% 93% 94% 2014 2015

Financial Summary Cap / Ownership Table 2016 Strategy and Upcoming Milestones

Summary Income Statement and Cash Flows (in thousands) Q4-2014 Q4-2015 FY 2014 FY 2015 Total Revenue $2,217 $2,684 $8,042 $10,088 YOY Growth 26.5% 21.1% 26.3% 25.4% Reproductive Health Microarray Revenue $1,416 $1,878 $5,071 $6,748 YOY Growth 37.2% 32.6% 42.8% 33.1% Cash Used in Operations ($2,061) ($1,539) ($8,640) ($5,706) Summary Balance Sheet (in thousands) FY 2014 FY 2015 Cash & Equivalents $5,240 $3,901 Total Assets $8,632 $7,922 Total Liabilities $1,512 $2,066 Stockholders’ Equity $7,120 $5,856 Growing revenue and reducing cash consumption Financial Summary

Cap / Ownership Table OWNERSHIP TABLE as of February 12, 2016 Holder Name # of Beneficial Shares % Total Officers & Directors 28,678 3.3% Ownership >5% Edward Hamilton 115,230 13.5% Alpha Capital 85,025 9.9% Acuta Capital Partners 56,885 6.7% Perkins Capital Management 69,100 8.1% Public Float(1) 496,163 58.3% TOTAL Shares (Public Float) 851,680 100.00% CAPITALIZATION TABLE as of February 12, 2016 Description Common Share Equivalent Shares Outstanding 851,680 Restricted Stock Units 33,087 Series E Convertible Preferred Stock(2) 83,272 Options (WAEP $99.19) 69,995 Warrants (WAEP $40.95) 643,317 Total Fully Diluted Shares Outstanding 1,681,351 (1) Excluding insider and institutional holdings. (2) CBMX has agreed to repurchase Series E Preferred Stock upon closing of public offering.

CBMX is focused on the following initiatives for the coming year Continue on growth trajectory Launch new assays in the Fertility testing space to augment our offering Realize increased efficiencies in the laboratory Publish studies and data supporting the clinical validity and utility of our testing 2016 Strategy / Upcoming Milestones

CombiMatrix Corporation (NASDAQ:CBMX) 310 Goddard Suite 150 Irvine, CA 92618 Mark McDonough Chief Executive Officer & President 949.255.1580 mmcdonough@combimatrix.com